UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2009

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5
(Address of principal executive offices, including zip code)

(303) 927-2337 / (514) 521-1786
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Unit Plan

On May 13, 2009, Molson Coors Brewing Company (the “Company”) introduced a new Performance Unit component of the Company’s Long-Term Incentive Plan (the “Plan”), in which the Company’s Named Executive Officers (as identified in the Company’s 2009 proxy statement) are eligible to participate.  Under the terms of the Plan, participating employees may receive a grant of Performance Units each year (each an “Performance Unit Award”), where the number of Performance Units granted is based on a cash value established for the individual grantee based on factors specific to the grantee, and the target value of each Performance Unit is based on an adjusted earnings per share (“EPS”) target over the measurement period (the “Performance Period”).  At the end of the Performance Period, which is usually three years, the award is “settled” in either cash or stock, or partly in cash and partly in stock, as determined by the Compensation and Human Resources Committee of the Board (the “CHRC”) in its discretion.  The amount for which the award is settled is based on an Award Factor which is determined based on the Company’s actual adjusted EPS over the Performance Period compared to a target average annual adjusted EPS set by the CHRC for the Performance Period.   If the Company’s actual adjusted EPS for the Performance Period equals the target, the Award Factor is the cumulative Company EPS for the Performance Period.  If the Company’s actual adjusted EPS for the Performance Period exceeds or is lower than the target, the Award Factor is adjusted upward or downward as described in the Plan, based on the ratio of the actual adjusted EPS to target adjusted EPS.  For these purposes, EPS is subject to adjustments provided for in the Plan.  The Award Factor for the Performance Period is multiplied by the number of Performance Units in a Performance Unit Award to determine the Award Value in dollars.

On May 14, 2009, the Board of Directors approved Performance Unit Awards to Peter Swinburn, the Company’s CEO, and Peter Coors, the Chairman of the Company’s Board of Directors, for his services as Chairman of MillerCoors and Executive Chairman of Coors Brewing Company. On May 13, 2009, the CHRC approved Performance Unit Awards to the other Named Executive Officers.  The Awards consist of standard Performance Units awards which as described above, vest on the third anniversary of the grant date and “Transitional” Performance Units, vesting in two tranches, one-third on the first anniversary of the grant date and two-thirds on the second anniversary of the grant date.

The table below sets forth the dollar amount of the Regular Performance Units and “Transitional” Performance Units granted to each of the Company’s Named Executive Officers:

Named Executive Officer	Regular Performance Units	Transitional Performance Units

Peter H. Coors, Executive Chairman of The Board	$800,000	—

Peter Swinburn, President and Chief Executive Officer, Director	$1,400,000	$1,400,000

Stewart Glendinning, Chief Financial Officer	$460,000	$460,000

Kevin T. Boyce, President and Chief Executive Officer, Molson Canada	$280,000	$280,000

Mark Hunter, President and Chief Executive Officer, Molson Coors Brewing Company (UK) Limited	$460,000	$460,000

Peter Coors Non-Qualified Retirement Benefits

On May 14, 2009, the Company’s Board of Directors, based on the recommendation of the CHRC, approved certain changes to two non-qualified (supplemental) retirement plans of Peter Coors, the Chairman of the Board of Directors, for benefits attributable to his employment by Coors Brewing Company.  In particular, Mr. Coors’ benefit under his salary continuation agreement with the Company and his benefit under the Company’s defined benefit SERP were converted into a lump sum of $7.5 million which will be credited with a 4% annual rate of return until the date of Mr. Coors’ retirement.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On May 14, 2009, the Company’s Board of Directors approved the following amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”):

(a)	Eliminate the limitation on elected or appointed officers serving as Chairman of the Board.

(b)

Delete the provision of the Bylaws setting forth the duties of the individual who previously served as Vice Chairman of the Board, which provisions were specific to such individual and therefore are no longer operative.

(c)	Clarify that the Board shall set the compensation of the Chief Executive Officer and that the Compensation and Human Resources Committee shall set the compensation of the other executive officers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: May 19, 2009	By:	/s/ Samuel D. Walker
Samuel D. Walker
Chief Legal Officer